     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2001



                                                      REGISTRATION NO. 333-58144

 ===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 GLOBALNET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          NEVADA                                                87-0635536
(STATE OR OTHER JURISDICTION OF INCORPORATION OR             (I.R.S. EMPLOYER
ORGANIZATION)                                                IDENTIFICATION NO.)
                                 ---------------

                     1919 SOUTH HIGHLAND AVENUE, SUITE 125-D
                             LOMBARD, ILLINOIS 60148
                                 (630) 652-1300
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------

                                   PERE VALLES
                             CHIEF FINANCIAL OFFICER
                                 GLOBALNET, INC.
                     1919 SOUTH HIGHLAND AVENUE, SUITE 125-D
                             LOMBARD, ILLINOIS 60148
                                 (630) 652-1300
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 ---------------

                                   COPIES TO:
                            CHARLES P. AXELROD, ESQ.
                               NITIN KHAKEE, ESQ.
                             GREENBERG TRAURIG, LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
    ----------------------------------------------------------------------------------------------
                          PROPOSED MAXIMUM     PROPOSED MAXIMUM   AGGREGATE
       TITLE OF SHARES        AMOUNT TO        AGGREGATE PRICE    OFFERING         AMOUNT OF
      TO BE REGISTERED    BE REGISTERED(8)     PER SECURITY(4)    PRICE(4)      REGISTRATION FEE
    --------------------  ------------------------------------------------------------------------
    Common Stock,
    par value $.001 per      700,000(2)        $ 1.25           $   875,000     $    218.75
    share

    Common Stock,
    par value $.001 per       75,000(3)        $                $    93,750     $     23.44
    share

    Common Stock,
    par value $.001 per     6,000,000(6)       $                $ 7,500,000     $  1,875.00
    share

    Common Stock,
    par value $.001 per      50,000(7)         $                $    62,500     $     15.63
    share

    Common Stock,
    par value $.001 per      200,000(5)        $                $   250,000     $     62.50
    share

    Total ...............  7,025,000                                            $  2,195.32(1)



(1) Registrant has sufficient restricted funds on deposit with Mellon Bank to pay the additional filing fee of $2,019.01 due upon filing of this amendment. Registrant paid a filing fee of $176.31 upon initial filing of this registration statement.



(2) Registrant is registering for resale a total of 700,000 shares issued and sold in its private placement of shares of its common stock with Crescent International, Ltd. ("Crescent International") and Roberto Garza which was consummated on February 19, 2001. Such shares consist of:
      - 500,000 shares of common stock purchased by Crescent International and
      - 200,000 shares of common stock purchased by Roberto Garza.



(3) The number of shares being registered represent the maximum number of shares to be issued to J.P. Carey Securities, Inc. and Avondale Capital Partners in connection with their exercise of outstanding warrants having an exercise price of $1.20 per share.



(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock on the NASDAQ Small Cap Market on April 27, 2001.



(5) The number of shares being registered represent the maximum number of shares to be issued to Ladenburg Thalmann &

      Co. in connection with their exercise of outstanding warrants having an exercise price of $1.00 per share.



(6) Registrant is registering for resale a total of 6,000,000 shares in its private placement of shares of its common stock with Crescent International which was consummated on April 9, 2001. Such shares consist of:



-     365,428 shares of common stock purchased by Crescent International,



- up to 4,000,000 shares of common stock issuable upon conversion of the outstanding $2,000,000 convertible note issued to Crescent International, assuming a minimum conversion price of $0.50 per share,



- 877,026 shares of common stock issuable upon exercise of an incentive warrant having an exercise price of $1.0221 per share issued to Crescent International, and



- up to 757,546 shares of common stock issuable upon exercise of a protective warrant issued to Crescent International.



(7) The number of shares being registered represent the maximum number of shares to be issued to Jeffrey P. Grasso in connection with his exercise of outstanding warrants having an exercise price of $0.77 per share.



(8) Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issued upon the occurrence of dilutive events. The Company has made a good faith effort to estimate the actual number of shares issuable.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

 ===============================================================================


                   SUBJECT TO COMPLETION, DATED APRIL 30, 2001


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION


                              DATED APRIL 30, 2001



                                   PROSPECTUS

                                 GLOBALNET, INC.


                        7,025,000 SHARES OF COMMON STOCK


                                ($.001 PAR VALUE)



      This prospectus relates to an aggregate of 7,025,000 shares of our common stock of which:



- 500,000 shares of common stock were sold to and purchased by Crescent International, Ltd. in a private placement consummated on February 19, 2001,



- 200,000 shares of common stock were sold to and purchased by Roberto Garza in a private placement consummated on February 19, 2001,



- an aggregate amount of 75,000 shares of common stock are issuable upon exercise of outstanding warrants having an exercise price of $1.20 per share issued to J. P. Carey Securities, Inc. and Avondale Capital Partners issued in a private placement consummated on February 19, 2001,



- 50,000 shares of common stock are issuable upon exercise of outstanding warrants having an exercise price of $0.77 per share issued to Jeffrey P. Grasso,



- 200,000 shares of common stock are issuable upon exercise of outstanding warrants having an exercise price of $1.00 per share issued to Ladenburg Thalmann & Co.,



- 365,428 shares of common stock sold to Crescent International in a private placement consummated on April 9, 2001,



- up to 4,000,000 shares of common stock issuable upon conversion of a convertible note sold to Crescent International with a private placement consummated on April 9, 2001, assuming a minimum conversion price of $0.50 per share,



- 877,026 shares of common stock issuable upon exercise of an incentive warrant having an exercise price of $1.0221 per share issued to Crescent International with a private placement consummated on April
      9, 2001, and



- up to 757,546 shares of common stock issuable upon exercise of an protective warrant issued to Crescent International in connection with a private placement consummated on April 9, 2001.



      Had Crescent International exercised its warrants and converted the convertible note on April 27, 2001, Crescent International would have received 2,580,942 shares of our common stock, and been able to offer for resale a total of 3,446,370 shares of our common stock (including the 865,428 of our common stock currently held by Crescent International). Under the terms of our securities purchase agreement with Crescent International, the number of shares to be purchased by Crescent International or to be obtained upon exercise of warrants or conversion of the convertible note held by Crescent International cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent International, would result in Crescent International owning more than 9.9% of our outstanding common stock at any given point of time. See "Recently Issued Securities" on page 17.



      The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution" on page 21. Except with respect to the exercise of the outstanding warrants during the exercise period, we will receive none of the proceeds from the sale of any of the common stock to which this prospectus relates. However, we will be relieved of any debt repayment obligations in connection with the convertible note upon and to the extent of any conversion of the convertible note. See "Use of Proceeds" on page 20. Except for brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, we will pay all expenses incurred in connection with the offering described in this prospectus.



      The prices at which the selling securityholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling securityholders. See "Plan of Distribution" on page 26.



      Our common stock is listed on the NASDAQ Small Cap Market (Symbol: GBNE). On April 27, 2001, the closing price of the shares was $1.25 per share. See "Market Prices of GlobalNet Common Stock" on page 20.



      THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

                          PROSPECTUS DATED ______, 2001

                                TABLE OF CONTENTS


THE OFFERING .........................................................      3
WHERE YOU CAN FIND MORE INFORMATION...................................      3
FORWARD-LOOKING INFORMATION ..........................................      5
THE COMPANY ..........................................................      5
RISK FACTORS .........................................................      8
RECENTLY ISSUED SECURITIES ...........................................     17
MARKET PRICES OF GLOBALNET COMMON STOCK ..............................     20
USE OF PROCEEDS ......................................................     20
SELLING STOCKHOLDERS .................................................     20
DESCRIPTION OF GLOBALNET COMMON STOCK ................................     23
PLAN OF DISTRIBUTION .................................................     26

                                  THE OFFERING



      The registration statement of which this prospectus is a part, relates to the resale of shares of our common stock issued and issuable to Crescent International, Ltd., the resale of shares of our common stock issuable to J.P. Carey Securities, Inc., the resale of shares of our common stock issuable to Avondale Capital Partners, the resale of shares of our common stock issuable to Ladenburg Thalmann & Co., the resale of shares of our common stock issued to Roberto Garza, and the resale of shares of our common stock issuable to Jeffrey P. Grasso. Specifically, the shares of our common stock included in this offering consist of:



- 865,428 shares of common stock previously issued to and purchased by Crescent International, consisting of:




            - 500,000 shares of our common stock issued to and purchased by Crescent International on February 19, 2001 pursuant to a subscription agreement between us and Crescent International, and



            - 365,428 shares of our common stock issued to and purchased by Crescent International on April 9, 2001 pursuant to a securities purchase agreement between us and Crescent International.



- up to 4,000,000 shares of our common stock issuable to Crescent International upon conversion of our convertible note issued to Crescent International on April 9, 2001 pursuant to a securities purchase agreement, assuming a minimum conversion price of $0.50 per share;



            - Crescent International may convert the note in whole or in part at a conversion price equal to the lower of $0.8645 and 94% of the average of the lowest three consecutive bid prices for our common stock for the 22 trading day period preceding a conversion date.



- 877,026 shares of our common stock issuable upon exercise of an incentive warrant, exercisable at $1.0221 per share, issued to Crescent International on April 9, 2001;



- up to 757,546 shares of our common stock issuable upon exercise of a protective warrant (which is exercisable only if the per share price of our common stock on the date the registration statement of which this prospectus is a part becomes effective is lower than $0.6841) issued to Crescent International;




- 200,000 shares of our common stock issued to and purchased by Roberto Garza on February 19, 2001 pursuant to a subscription agreement between us and Roberto Garza;



- 200,000 shares of our common stock issuable upon exercise of a warrant, having an exercise price of $1.00 per share, issued to Ladenburg Thalmann on April 4, 2001;



- 65,000 shares of our common stock issuable upon exercise of a warrant, having an exercise price of $1.20 per share, issued to J.P. Carey Securities on March 9, 2001;



- 10,000 shares of our common stock issuable upon exercise of a warrant, having an exercise price of $1.20 per share, issued to Avondale Capital Partners on March 9, 2001; and



- 50,000 shares of our common stock issuable upon exercise of a warrant, having an exercise price of $0.77 per share, issued to Jeffrey P. Grasso in connection with an ongoing consulting arrangement with us.



      Had Crescent International exercised its warrants and converted the convertible note on April 27, 2001, Crescent International would have received 2,580,942 shares of our common stock, and been able to offer for resale a total of 3,446,370 shares of our common stock (including the 865,428 of our common stock currently held by Crescent International). Under the terms of our securities purchase agreement with Crescent International, the number of shares to be purchased by Crescent International or to be obtained upon exercise of warrants or conversion of the convertible note held by Crescent International cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent International, would result in Crescent International owning more than 9.9% of our outstanding common stock at any given point of time. See "Recently Issued Securities" on page 17.



      J.P. Carey Securities and Ladenburg Thalmann are each registered broker dealers and, with respect to the shares of our common stock which they may sell pursuant to this prospectus, each may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended.





                       WHERE YOU CAN FIND MORE INFORMATION


      We have filed with the SEC a registration statement under the Securities
Act      of 1933, as amended, with respect to the shares of common stock offered hereby on Form S-3. This prospectus is a part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

      In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:


           Public Reference           Northeast                Midwest Regional
           Section                    Regional Office          Office
           Room 1024                  7 World Trade            500 West Madison
           450 Fifth                  Center                   Street
           Street, N.W.               Suite 1300               Suite 1400
           Judiciary Plaza            New York, NY             Chicago, Illinois
           Washington D.C.            10048                    60661-2511
           20549

The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the SEC.

           OUR COMMON STOCK IS TRADED ON THE NASDAQ SMALL CAP MARKET.

The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.




                    SEC FILINGS                                          DESCRIPTION OR PERIOD/AS OF
                    ------------------------------------------------------------------------------------------
                    Annual Report on Form 10-K          Year ended December 31, 2000 (filed with the
                                                        Commission on April 16, 2001)

                    Current Report on Form 8-K          Dated April 4, 2001 relating to resignation of
                                                        Director (filed with the Commission on April 9, 2001)

                    Current Report on Form 8-K          Dated April 9, 2001
                                                        relating to private
                                                        equity financing with
                                                        Crescent International,
                                                        Ltd. (filed with the
                                                        Commission on April 13,
                                                        2001)



We incorporate by reference additional documents that we may file with the SEC after the date of this document. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference into this document from us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document.

You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following addresses:

                                 GLOBALNET, INC.
                     1919 SOUTH HIGHLAND AVENUE, SUITE 125-D
                             LOMBARD, ILLINOIS 60148
                            ATTN: INVESTOR RELATIONS
                                 (630) 652-1300

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING INFORMATION

Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:


      -     our success or failure to implement our business strategies; and



      -     other factors discussed under the heading "Risk Factors;" and



      -     elsewhere in this prospectus.


      We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors" on page 8. You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                   THE COMPANY




Organizational History

      GlobalNet, Inc. was formed on May 30, 2000 as a result of a "reverse merger" transaction, whereby GlobalNet International, Inc. merged with and into a subsidiary of Rich Earth, Inc. pursuant to an agreement and plan of merger, whereby 20,000,000 shares of Rich Earth common stock were issued in exchange for 100% of the common stock of GlobalNet International in a transaction accounted for as a reverse acquisition of Rich Earth by GlobalNet International. Prior to the reverse merger, Rich Earth was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of GlobalNet International controlled the merged company and the principal shareholders of GlobalNet International became principal shareholders of the merged company. Following the closing of the reverse merger, Rich Earth changed its name to GlobalNet, Inc. As a result of the reverse merger transaction, GlobalNet International continued as an operating entity and as a wholly-owned subsidiary of GlobalNet, Inc., and the historical financial statements of GlobalNet, Inc. replaced those of Rich Earth.



Company Overview






      GlobalNet provides international voice, data and Internet services over a private, managed Internet Protocol (IP) network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's mission is to become the premier provider of high quality, competitively priced IP based voice, fax, and data services to Internet Service Providers (ISPs), Postal Telecommunications and Telegraph Providers (PTT's), and other Telecommunications Services Providers (TSPs) serving the Small - Medium Enterprise (SME) Market in Latin America.



GlobalNet was formed in 1996 to capitalize on the growth of the Internet Protocol as a communications transport medium for IP Telephony and other enhanced services. To date, the Company has focused primarily on wholesaling international voice and facsimile communications services between the United States and Latin American countries, predominately Mexico. GlobalNet has been successful in establishing and maintaining relationships with Tier 1 and Tier 2 carriers as a result of its ability to procure consistent sources of supply in the capacity constrained telecommunications corridors linking Latin America and the United States. This has been accomplished through the development of partnerships with several Latin American telecommunications companies. Leveraging these relationships, the Company has grown its revenues from $793,000 in 1997 to $78.1 million in 2000, an annualized compound growth rate of over 350%.

      We are a Nevada corporation and maintain our executive offices at 1919 South Highland Avenue, Suite 125-D, Lombard, Illinois 60148. Our telephone number is (630) 652-1300.

                                  RISK FACTORS

      You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

      If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.





Risks Related to Our Operations


WE HAVE A RELATIVELY LIMITED OPERATING HISTORY UPON WHICH TO BASE YOUR INVESTMENT DECISION, AND YOU MAY INACCURATELY ASSESS OUR PROSPECTS FOR SUCCESS.


      We were formed in 1996 as DTA Communications Network, LLC which offered telecommunications services. In May 2000, we became GlobalNet, Inc. after a reverse merger with Rich Earth, Inc. Due to our limited operating history, it is difficult for us to predict future results of operations. Moreover, we cannot be sure that we have accurately identified all of the risks to our business, especially because we use new, and in many cases, unproven technologies and provide new services. As a result, our past results and rates of growth may not be a meaningful indicator of our future results of operations. Also, our assessment of our prospects for our success may prove inaccurate.


WE HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER BECOME PROFITABLE.


      For each of the fiscal years ending December 31, 2000, 1999 and 1998, we had operating losses of approximately $10,647,000, $2,536,000 and $111,000, respectively.



      The report of the Company's auditors with respect to their examination of the Company's financial statements for the years ended December 31, 2000 and 1999 contains an explanatory paragraph relating to the preparation of the Company's financial statements on a "going concern" basis, and states that, the Company having suffered recurring losses from operations and having a working capital and net capital deficiency, there is raised a substantial doubt about the Company's ability to continue as a going concern. At December 31, 2000, our total current liabilities exceeded our total current assets by approximately $7,511,000. At December 31, 2000, we had an accumulated deficit of approximately $15,626,000 and a total stockholders' deficit of approximately $1,485,000. While our management has addressed the conditions which have left substantial doubt about our ability to continue as a going concern, there is no certainty that we will be successful in implementing any of the plans of management to restore us to profitability or to otherwise ensure that we will be able to continue as a going concern.


FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS THAT RESULT FROM VARIOUS FACTORS INHERENT IN OUR BUSINESS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

      Our revenue and results of operations have been volatile and may continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are not in our control, including, among others:





- the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

-     pricing pressure in the international long distance market;



- the percentage of traffic that we are able to carry over the Internet, or over our dedicated international private circuit lines, rather than over the more costly traditional public-switched telephone network;



- loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;



- our ability to negotiate changes in the termination fees charged by our local providers when our margins deteriorate;



-     capital expenditures required to expand or upgrade our network;



-     changes in call volume among the countries to which we complete calls;



- technical difficulties or failures of our network systems or third-party delays in expansion or provisioning system problems; and



- our ability to offer value-added services that are appealing to the market.


      Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts and investors. Such a discrepancy could cause the price of our common stock to decline significantly.

OUR PENDING LITIGATION COULD POTENTIALLY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.


      Our pending litigation, which is disclosed in our publicly available filings previously filed with the Securities and Exchange Commission, could potentially have a material adverse effect on our business operations.


OUR STOCK BASED COMPENSATION POLICY MAY RESULT IN FUTURE OPERATING LOSSES DUE TO ACCOUNTING TREATMENT WE ARE REQUIRED TO ADOPT.


      As a result of the issuance by us of certain restricted shares to officers, directors, employees and consultants, which vest over time, we have recorded approximately $9,348,000 of deferred compensation as of December 31, 2000. As the number of restricted shares representing the deferred compensation vests in years 2001, 2002 and 2003, the amortization of the fair value of these restricted shares over their vesting periods, as calculated at the time of their issuance, will result in a charge to our consolidated statement of operations over their vesting periods, thereby increasing the amount of our operating expenses by the amount of such charge and resulting in an increase in the amount of our losses, if any, or decreasing the amount that would otherwise be reportable as earnings.


THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.


      The stock market has, from time to time, experienced, and is likely to continue to experience, extreme price and volume fluctuations. Prices of securities of Internet-related companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the affected companies. The market price of shares of our common stock has fluctuated greatly since their inception of trading on the NASDAQ Small Cap Market and could continue to fluctuate due to a variety of factors. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.


THE MARKET PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY THE REGISTRATION OF ADDITIONAL SHARES.


     The interests of current holders of our common stock will be diluted as a result of this offering. These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act of 1933, as amended, or an exemption such as Rule 144 under the Securities Act of 1933, as amended, may have a dilutive effect on the market for the price of our common stock.



SHAREHOLDERS MAY SUFFER DILUTION FROM THIS OFFERING AND FROM THE EXERCISE OF EXISTING OPTIONS, WARRANTS AND CONVERTIBLE NOTES; THE TERMS UPON WHICH WE WILL BE ABLE TO OBTAIN ADDITIONAL EQUITY CAPITAL COULD BE ADVERSELY AFFECTED.




     Our common stock may become diluted if warrants and options to purchase our common stock are exercised and if Crescent International converts our outstanding $2,000,000 convertible note into shares of our common stock. The conversion price of Crescent International's convertible note is the lower of $0.8645 and a price based on a formula determined at the time of conversion. We have limited rights to delay conversion for up to 180 days from the date triggering those rights if the conversion price determined by the formula is below $0.50 per share. At this price, conversion by Crescent International of its convertible note would result in the issuance of 4,000,000 shares. We are required to register for resale shares issued upon conversion of the convertible note to the extent they are not registered under the registration statement of which this prospectus is a part. As of April 27, 2001, the conversion price of the convertible note was $0.6952. Crescent International has informed us that it has no current intent to convert our convertible note into shares of our common stock and that any decision as to whether to convert in full or in part will be based on relevant facts, circumstances and market conditions existing at the time of the decision. We have no current plans to require Crescent International to purchase additional shares of our common stock but will continuously evaluate our capital needs and sources and, based on prevailing conditions, will decide whether to require Crescent International to purchase shares of our common stock.

      In addition to the dilution resulting from a conversion of our convertible note, we could be subject to further dilution upon exercise of a protective warrant issued to Crescent International. The number of shares of our common stock that can be purchased upon exercise of the protective warrant is equal to the number of shares of our common stock that is determined by subtracting the amount paid by Crescent International for its initial purchase of the Company's common stock, i.e. $250,000, divided by the purchase price, from an amount which is equal to $250,000 divided by the price of the common stock for the Company as computed on the effective date of the Company's registration statement. Under the terms of the Protective Warrant, if the price for the Company's common stock as computed on the effective date of the registration statement filed on behalf of Crescent International is higher than the purchase price for the Company's common stock, as computed on the date Crescent International purchased such shares, the Protective Warrant does not become exercisable.



      Irrespective of whether Crescent International exercises its warrants or converts its convertible note, our common stock is subject to further dilution upon the issuance of shares of our common stock to Crescent International that could occur if we require Crescent International to purchase additional shares of our common stock for up to $3,750,000. Under the terms of our securities purchase agreement with Crescent International, the number of shares to be purchased by Crescent International or to be obtained upon exercise of warrants or conversion of the convertible note held by Crescent International cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent International, would result in Crescent International owning more than 9.9% of our outstanding common stock at any given point of time. Our agreements with Crescent International obligate us to register any shares of our common stock that we require Crescent International to purchase. See "Recently Issued Securities" on page 17 for a more complete description of our agreements with Crescent International.



      In addition, the interests of current holders of our common stock will be diluted as a result of the offering and the issuance of shares issuable to officers, directors and affiliates on exercise of options, warrants and the conversion of debt by such persons. The terms upon which we will be able to obtain additional equity capital could also be adversely affected In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.


THERE IS NO ASSURANCE THAT WE WILL REMAIN LISTED ON AN ACTIVE TRADING MARKET.

      Although our common stock is quoted on the NASDAQ Small Cap Market, there can be no assurance that we will, in the future, be able to meet all the requirements for continued quotation thereon. In the absence of an active trading market or if our common stock cannot be traded on the NASDAQ Small Cap Market, our common stock could instead be traded on the Electronic Bulletin Board or in the Pink Sheets. In such event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock.

THE INABILITY TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE ON ACCEPTABLE TERMS COULD DELAY US FROM EXECUTING OUR BUSINESS PLAN OR PREVENT US FROM DOING SO ENTIRELY.

      We expect to need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations, and cash on hand may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations.

      If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in us being unable to grow as required to attain profitable operations.




WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ATTAIN PROFITABILITY IF TELECOMMUNICATIONS CARRIERS AND OTHER COMMUNICATIONS SERVICE PROVIDERS ARE RELUCTANT TO USE OUR SERVICES, INCLUDING ANY NEW SERVICES, IN SUFFICIENT VOLUME.

      If the market for Internet telephony and new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected.

      Our customers may be reluctant to use our services for a number of reasons, including:





- perceptions that the quality of voice transmitted over the Internet is low;



-     perceptions that Internet telephony is unreliable; and



- our inability to deliver traffic over the Internet with significant cost advantages.


      The growth of our business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. If the volume of international voice and fax traffic fails to increase, or decreases, and these third-parties do not employ our network, our ability to become profitable will be materially and adversely affected.

      We cannot assure you that communications service providers and their end-user customers will be receptive to, and subscribe for, any unified communications services we are able to offer, or any other additional services we elect to deploy on our network. Any perceived problems with the reliability or functionality of any new services that we offer could discourage communications service providers from offering these services to their customers. In addition, the development of new services, such as unified communications, may require substantial capital expenditures to be made well in advance of generating any revenue from such services or demonstrating any market acceptance of such services. If carriers and communications service providers do not employ our network to offer any new services to their customers, or if their customers do not subscribe for the services when offered, our financial condition and results of operations will be materially adversely affected.

      We cannot assure you that end-users will continue to purchase services from our customers or that our customers will maintain a demand for our services.

WE MAY FACE QUALITY AND CAPACITY PROBLEMS OVER OUR NETWORK DUE TO FAILURES BY THIRD PARTIES.

      Vendors. We rely upon third-party vendors to provide us with the equipment and software that we use to transfer and translate calls from traditional voice networks to the Internet, and vice versa. We cannot assure you that we will be able to continue purchasing such equipment and software from our current vendors on acceptable terms, if at all. If we become unable to purchase from our current vendors the equipment needed to maintain and expand our network as currently configured, we may not be able to maintain or expand our network to accommodate growth and we may consequently be unable to grow revenues sufficiently to become profitable.



      Parties that Maintain Phone and Data Lines. Our business model depends on the availability of the Internet to transmit voice and fax calls, and to provide other value-added services. Third parties maintain, and in many cases own, the traditional voice networks as well as data networks and other components that comprise the Internet. Some of these third parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to properly maintain their lines and disrupt our ability to provide service to our customers. Any failure by these third parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls over the Internet could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable.



      Local Communications Service Providers. We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates voice to data in that country. We rely upon these third parties to both provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We cannot assure you that we will be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we cannot assure you that we will be able to increase the number of countries to which we provide service. We also may not be able to enter into relationships with enough overseas local service providers to handle increases in the volume of calls that we receive from our customers. Finally, any technical difficulties that these providers suffer would affect our ability to transmit calls to the countries that those providers help serve.



      Strategic Relationships. We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend in large part on our joint marketing and product development efforts with in-country service providers to achieve market acceptance and brand recognition in certain markets. Our strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if we lose this key strategic relationship, or if we fail to develop new relationships in the future, our ability to expand the scope and capacity of our network, and to maintain state-of-the-art technology, would be materially adversely affected.


WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR SERVICES.

      The market for Internet voice, fax and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as IBasis, Inc. and ITXC Corp., route traffic to destinations worldwide and compete directly with us. Also, Internet telephony service providers, such as Net2Phone, that presently focus on retail customers may, in the future enter our market and compete with us. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to put downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.

WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES WHICH COULD DELAY OR PREVENT OUR PROFITABILITY.

      As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer Internet telephony services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers which complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country would have a material adverse effect on our ability to operate our network and business profitably.

A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      Because we provide substantially all of our services internationally, we are subject to additional risks related to operating in foreign countries. These risks include:






- unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;



- economic weakness, including inflation, or political instability in particular foreign economies and markets;



-     difficulty in collecting accounts receivable; and



-     foreign taxes.


      These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

      During the fiscal year ended December 31, 2000, a significant portion of our revenue was generated by delivering calls to Latin America, especially Mexico. Many countries in these geographic regions have experienced political and economic instability over the past decade. Repeated political or economic instability in countries to which we deliver substantial volumes of traffic could lead to difficulties in completing calls through our regional service providers or decreased call volume to such countries.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE IN A COST-EFFECTIVE MANNER, THE RELATIVE QUALITY OF OUR SERVICE COULD SUFFER.

      The technology upon which our services depend is changing rapidly. Significant technological changes could render the equipment which we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.

WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR NETWORK ADEQUATELY TO ACCOMMODATE FUTURE GROWTH.

      Our business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. We will need to expand and upgrade our hardware and software to accommodate such increased traffic. If we do not expand and upgrade quickly enough, we will not have sufficient capacity to handle the traffic and our operating performance would suffer. Consequently, we could develop a negative reputation with our customers and lose business.

IF WE FAIL TO MANAGE OUR GROWTH, WE COULD LOSE CUSTOMERS.

      We have grown rapidly to date and expect to continue to grow rapidly. In order to increase the number of our customers and the size of our operations, we will need to improve our administrative, accounting and operating systems and controls. We may need to redesign several internal systems. Our attention to these matters may distract us from other aspects of our business. Moreover, failure to implement new systems and controls may hamper our ability to provide services to customers and may impair the quality of our services which could result in the loss of customers.

OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF WE LOSE ONE OR MORE OF OUR MOST SIGNIFICANT CUSTOMERS.


         A significant portion of our revenues are concentrated among a few large customers. For the year ended December 31, 2000, our largest customer represented approximately $18.3 million or 23% of total revenue, while the next three largest customers represented approximately $42.8 million or 55% of total revenue. Our three largest customers represented 96% of total revenue for each of the years ended 1999 and 1998. The loss of any of the foregoing customers could have a significant adverse impact on us.


WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY RETAINING THE KEY PERSONNEL WE NEED TO EXECUTE OUR GROWTH PLANS.


         GlobalNet is presently dependent upon the executive abilities of its Chairman and Chief Executive Officer, Robert J. Donahue, its President, Daniel
M. Wickersham, and its other executive officers. Our business and operations to date chiefly have been implemented under the direction of these individuals, who presently are, and in the future will be, responsible for the implementation of our anticipated plans and programs. While we have entered into employment agreements with our principal executive officers, the loss or unavailability of the services of one or more of our principal executives would have an adverse effect on us. Given our present financial condition, we may encounter difficulty in our ability to recruit and ultimately hire any replacement or additional executive officers having similar background, experience and qualifications as those of our current executive officers.


WE WILL NEED TO ATTRACT SKILLED PERSONNEL TO EXECUTE OUR GROWTH PLANS.

         Our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for such employees in our industry is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. We may not be able to retain our employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting and retaining skilled personnel, we may not be able to grow at a sufficient rate to attain profitable operations.





Risks Related to the Internet and the Internet Telephony Industry.



IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS, OUR BUSINESS WILL SUFFER.

         The technology that allows voice and fax communications over the Internet, and the delivery of other value-added services, is still in its early stages of development. Historically, the sound quality of calls placed over the Internet was poor. As the Internet telephony industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet must also be accepted as an alternative to traditional voice and fax service by communications service providers. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our results of operations will be adversely affected.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, WE MAY BE UNABLE TO MAINTAIN THE QUALITY OF OUR SERVICES AND PROVIDE THEM IN A TIMELY AND CONSISTENT MANNER.

         Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

WE CANNOT BE CERTAIN THAT OUR ABILITY TO PROVIDE OUR COMMUNICATIONS SERVICES USING THE INTERNET WILL NOT BE ADVERSELY AFFECTED BY COMPUTER VANDALISM.

         Recently, computer vandals have caused certain leading Internet sites to shut down temporarily and have materially affected the performance of the Internet during key business hours by bombarding targeted sites with numerous false requests for data. While we do not operate any websites like those recently affected, we do rely on the Internet to deliver our international communications services. If the overall performance of the Internet is seriously downgraded by such website attacks or other acts of computer vandalism, our ability to deliver our communication services over the Internet could be adversely impacted, which could cause us to have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer insurance products purporting to cover these losses, we do not have any of this insurance at this time.

INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

         The regulatory treatment of Internet telephony outside of the United States varies widely from country to country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially imposing settlement rates on Internet telephony providers. Finally, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony in one or more countries, could limit our ability to provide our services or make them more expensive.


         In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contracts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them. Additionally, it is possible that laws may be applied by the United States and/or other countries to transport services provided over the Internet, including laws governing:





     -    sales and other taxes;


     -    user privacy;


     -    pricing controls;

     -    characteristics and quality of products and services;


     -    consumer protection;


     - cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;


     -    copyright, trademark and patent infringement; and


     - claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.





         If foreign governments or other bodies begin to regulate or prohibit Internet telephony, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

OUR OPERATIONS IN MEXICO AND LATIN AMERICAN COUNTRIES MAY BE LESS PROFITABLE THAN WE HAVE ANTICIPATED.

         The Company's Latin American strategy is founded on the deregulation of countries in the region. This deregulation may not occur or could be delayed in each of the targeted counties.

         Operations in each of the targeted countries will be less profitable or prevented completely if there is non-performance or malfeasance on the part of any of the partners in the targeted countries, as the Company's business plan relies on cooperation from local partnerships.

         There are additional economic risks in operating in Latin American countries. Changes in a targeted country's national or local economy could adversely impact our business. In addition, exchange rate changes in each of these countries could also negatively affect the Company.

          Political unrest or civil war is a possibility and could adversely affect the Company.


         Inherent in the strategy of selecting highly profitable emerging markets to conduct business is that these markets attract other companies seeking deregulation, and may result in markets with increased competition. This increased competition may result in reduced profitability for the Company.


THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

         While the Federal Communications Commission has tentatively decided that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Congress is dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on our industry. The FCC is currently considering, for example, whether to impose surcharges or other regulations upon certain providers of Internet telephony, primarily those that, unlike us, provide Internet telephony services to end-users located within the United States.

         Aspects of our operations may be, or become, subject to state or federal regulations governing universal service funding, disclosure of confidential communications, copyright and excise taxes. We cannot assure you that government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. This regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect our ability to attain or maintain profitability.


                           RECENTLY ISSUED SECURITIES



February 2001 Private Placement




         On February 19, 2001, the Company entered into a subscription agreement with Crescent International and Roberto Garza pursuant to which we sold, and Crescent International and Roberto Garza purchased, 500,000 and 200,000 shares of our common stock, respectively, for $1.00 per share. The Company received net proceeds at the closing in the amount of $670,000, after deducting a fee of $30,000.

         As a fee in connection with the transaction with Crescent International and Roberto Garza described above, we issued warrants to J.P. Carey Securities to purchase up to 65,000 shares of our common stock, with an exercise price of $1.20, per share The warrants were issued pursuant to an agreement with J.P. Carey Securities.




         As a fee in connection with the transaction with Crescent International and Roberto Garza described above, we also issued warrants to Avondale Capital Partners to purchase up to 10,000 shares of our common stock, having an exercise price of $1.20 per share. The warrants were issued pursuant to an agreement with Avondale Capital Partners.



         We are required to register the shares issued and issuable in connection with the foregoing through the registration statement of which this prospectus is a part and subsequent registration statements.



Ladenburg Thalmann



         On March 15, 2001, the Company entered into a non-exclusive financial advisor agreement with Ladenburg Thalmann pursuant to which, in exchange for the performance of various financial advisory services, we agreed to pay Ladenburg Thalmann cash consideration in the amount of $75,000 and warrants to purchase 200,000 shares of our common stock , having an exercise price of $1.00 per share. The term of the agreement expires on March 15, 2002.



         In furtherance of the transaction, GlobalNet is required to file a registration statement of which this prospectus is a part on behalf of Ladenburg Thalmann with respect to warrant shares issuable pursuant to the warrants issued to Ladenburg Thalmann.



Jeffrey P. Grasso




         On December 28, 2000, we issued warrants to Jeffrey P. Grasso to purchase up to 50,000 shares of our common stock having an exercise price of $0.77 per share. The warrants were issued pursuant to an agreement with Jeffrey Grasso, as compensation for a consulting arrangement between him and the Company which shall terminate on December 28, 2001.



         Under the agreement, we are required to register the shares issuable in connection with the warrant through the registration statement of which this prospectus is a part and subsequent registration statements.



Crescent Private Placement



         On April 9, 2001, we entered into a securities purchase agreement with Crescent International pursuant to which we sold, and Crescent International purchased, a $2,000,000 convertible note due April 9, 2004. Crescent International also agreed to purchase, from time to time through April 9, 2002, up to $4,000,000 worth of the our common stock; the number of shares and purchase price to be determined based upon trading volumes for our common stock and the market prices for our common stock for the 22 trading day period prior to the time a sale is to be made. At the closing, Crescent International made an initial purchase of 365,428 shares of our common stock for an aggregate of $250,000. Under the terms of the securities purchase agreement, we may sell up to an additional $3,750,000 of our common stock to Crescent International at the prices and subject to the limitations as to the amount as provided for in the securities purchase agreement. The securities purchase agreement contains "anti-shorting" provisions that prohibit Crescent International from directly or indirectly engaging in short sales of the shares purchased, the note conversion shares and the warrant shares issued pursuant to warrants granted to Crescent International.



         GlobalNet received net proceeds at the closing in the amount of $2,140,976, after deducting certain fees to be paid to GreenLight (Switzerland) S.A., the investor representative of Crescent International; Crescent International's due diligence expenses; and a portion of Crescent International's counsel fees. We also paid a finder's fee of $157,500 and issued warrants to purchase 288,333 shares to J.P. Carey Securities, Inc. in connection with the transaction. Additionally, we issued warrants to purchase 45,000 shares to Avondale Capital Partners as a placement fee in connection with the transaction.



         The Convertible Note Issued to Crescent International



         At the closing, GlobalNet issued and delivered its convertible note payable to the order of Crescent International in the amount of $2,000,000 and due April 9, 2004. The note does not bear interest unless we are in default in delivering conversion shares to Crescent International, or fail to pay the principal of the note when due, in which case the note will bear interest at a fixed rate of 8% per annum calculated from April 9, 2001.

         GlobalNet retains the right to redeem the note at certain times and under certain circumstances at redemption prices ranging from 112.5% to 140% of the principal amount of the convertible note being redeemed, depending upon the time when any notice of redemption is given. Additionally, we can force the conversion of the note into shares of our common stock if we meet certain requirements, including a significant appreciation in our common stock price.



         The holder of the note may convert the note in whole or in part at a conversion price equal to the lower of $0.8645 and 94% of the average of the lowest three consecutive bid prices for our common stock for the 22 trading day period preceding a conversion date. The conversion price and the number of note conversion shares is subject to certain standard anti-dilution adjustments including reclassification, consolidation, merger or mandatory share exchange; subdivision or combination of shares; stock dividends; and the issuance of additional capital shares by us at prices less than the conversion price.



         In furtherance of the transaction, GlobalNet entered into a registration rights agreement, whereby it is required to file a registration statement, of which this prospectus is a part, on behalf of Crescent International with respect to the shares purchased by it, the note conversion shares, and warrant shares issuable pursuant to warrants issued to Crescent International. Similar registration statements are to be filed for each subsequent purchase of securities made by Crescent International. The failure of GlobalNet to obtain the effectiveness of its registration statements as required under the registration rights agreement may subject it to certain financial penalties.



         Warrants Issued to Crescent International



                  INCENTIVE WARRANT



         In further consideration for Crescent International entering into the securities purchase agreement, GlobalNet issued an incentive warrant to Crescent International representing the right to purchase 877,026 shares of the its common stock at $1.0221 per share (150% of the price at which Crescent International purchased its initial shares). The incentive warrant is exercisable for a five-year period commencing April 9, 2001, and provides for adjustment in the price and number of warrant shares upon the occurrence of certain events triggering anti-dilution adjustments, and Crescent International may not exercise its warrant if, at the time of exercise, the number of shares that it would receive, together with all other shares of the Company's common stock which it beneficially owns, would result in Crescent International owning more than 9.9% of the Company's common stock as would be outstanding on the exercise date.



                  PROTECTIVE WARRANT



         The Company also issued a protective warrant to Crescent International which only becomes exercisable on the effective date of the registration statement, of which this prospectus is a part, which the Company is obligated to file relating to the initial shares purchased by Crescent International, and then only if the price for the Company's common stock on such effective date is lower than the price for the Company's common stock that Cresent International paid on the date of Crescent International's initial purchase. In such case, the protective warrant only becomes exercisable to purchase a number of shares determined by subtracting the amount paid by Crescent International for its initial purchase of the Company's common stock, i.e. $250,000, divided by the purchase price, from an amount which is equal to $250,000 divided by the price of the common stock for the Company as computed on the effective date of the Company's registration statement. Under the terms of the protective warrant, if the price for the Company's common stock as computed on the effective date of the registration statement filed on behalf of Crescent International is higher than the purchase price for the Company's common stock, as computed on the date Crescent International purchased such shares, the protective warrant does not become exercisable.



Liquidated Damages



        Pursuant to our registration rights agreement with Crescent International, we are required to pay Crescent International liquidated damages if we fail to obtain the effectiveness of any registration statement, including any future registration statement, required under our registration rights agreement, or to maintain its effectiveness for the period required under our registration rights agreement. If we fail to obtain the effectiveness of any registration statement, we are required under the registration rights agreement to pay to Crescent International an amount equal to 2% of the aggregate purchase price paid by Crescent International for securities that are registered for resale, or required to be registered for resals, by Crescent International as described in this prospectus, for each calendar month and for each portion of a calendar month, pro rata, during the period from the effective date of the applicable registration statement to the effective date of the applicable deficit shares registration statement.



         We will also be liable for liquidated damages similarly computed if we fail to keep any required registration statement effective for a period of time ending 180 days after the termination of Crescent International's obligation to purchase shares of our common stock, plus one day for each day that we have failed to obtain or maintain effectiveness of the registration statement.



Right of First Refusal



         Crescent International has the right of first refusal on any proposed sale by us of our securities in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, subject to certain terms and conditions.



10% Limitation With Respect to Crescent International



         Under the terms of our securities purchase agreement with Crescent International, the number of shares to be purchased by Crescent International or to be obtained upon exercise of warrants or conversion of the convertible note held by Crescent International cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent International, would result in Crescent International owning more than 9.9% of our outstanding common stock at any given point of time.


                     MARKET PRICES OF GLOBALNET COMMON STOCK


         Our common stock is listed and traded on the NASDAQ Small Cap Market. For the period January 1999 through May 2000 (the pre-reverse merger period), shares of the Company traded on the Over the Counter Bulletin Board as Rich Earth, Inc., a publicly traded shell company. There are no available historical quotations for Rich Earth common stock during the pre-reverse merger period. As a result of the reverse merger between Rich Earth and GlobalNet International, Inc., shares of the Company continued to trade on the Over the Counter Bulletin Board, but under the GlobalNet name, from May 2000 through November 2000. On November 24, 2000, our common stock commenced trading on the NASDAQ Small Cap Market. The following table sets forth the high and low closing bid quotations per share on the Over the Counter Bulletin Board or NASDAQ Small Cap Market, as the case may be, based upon information supplied by The Wall Street Journal.



                         PERIOD                     MARKET PRICE
                                                        HIGH          LOW
          2000:
          Second Quarter                              $ 26.88      $  17.25
          Third Quarter                                 25.50         15.25
          Fourth Quarter                                14.75          0.63
          --------------                              -------      --------
          2001:
                   First Quarter                      $  2.77      $   0.78
                   Second Quarter (through               1.28          0.7188
                   April 27, 2001)



         On April 27, 2001, the last reported sale price of GlobalNet common stock on the NASDAQ Small Cap Market was $1.25.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. We will receive a maximum of approximately $1,244,908 (assuming that the exercise warrant is not exercised) from the exercise of all of the warrants, assuming all of the warrants are exercised for cash and in full, of which there can be no assurance. However, we will be relieved of any debt repayment obligations in connection with the convertible note upon and to the extent of any conversion of the convertible note. Any proceeds received by us in connection with the exercise of the warrants will be used for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

         The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.


         Crescent International, a selling stockholder, acquired or may acquire the shares of our common stock being registered for resale by Crescent International by the registration statement of which this prospectus is a part:



     - through our issuance of 865,428 shares of our common stock to Crescent International in two private placement transactions on February 19, 2001 and April 9, 2001; respectively,


     - upon exercise of warrants issued in the April 9, 2001 private placement; and


     - upon conversion of the outstanding $2,000,000 convertible note issued to and purchased by Crescent International.



         Crescent International has informed us that its investment advisor, GreenLight (Switzerland) S.A., has voting and investment control over our securities held by Crescent International. On April 17, 2001, Crescent International and its investment advisor filed a Form 13-G disclosing voting and investment control over such securities. Crescent International has the right to assign its obligation to purchase shares of our common stock to affiliates of Crescent International; however, Crescent International has informed us that it has no current or future plans to assign its obligations.



         We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of the selling securityholders set forth in the table below in order to permit the selling securityholders to sell these shares from time to time as described in "Plan of Distribution" on page 21.



         We cannot determine the actual number of shares of our common stock that we will issue, because of the variables discussed in this prospectus. Shares of our common stock sold to Crescent International will not be freely tradeable by Crescent International until they are registered under applicable securities laws or an exemption from such registration is available. However, we are required to register for resale all shares of our common stock issued or issuable to Crescent International in connection with the securities purchase agreement dated April 9, 2001.



         The table below sets forth the name of each selling securityholder, the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of April 27, 2001. None of the selling stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company as described in this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 32,230,878 shares of common stock outstanding as of April 27, 2001. The selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since the date as of which the information in the table is presented. The selling securityholders and we are not making any representation that any shares covered by this prospectus will or will not be offered for resale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


         Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                                                                                BENEFICIAL OWNERSHIP
                                                                                                   AFTER OFFERING
                                         NUMBER OF SHARES OF
                                            COMMON STOCK            NUMBER OF SHARES
                                            BENEFICIALLY             OF COMMON STOCK          NUMBER
           SELLING STOCKHOLDER                OWNED (1)                TO BE SOLD            OF SHARES           PERCENT
      ---------------------------    --------------------------  ---------------------- -----------------  -------------
      Crescent International, Ltd.(2)      6,500,000                6,500,000                    --                 *
      Roberto Garza (3)                      200,000                  200,000                    --                 *
      J.P. Carey Securities, Inc. (4)        353,333                   65,000               288,333
      Avondale Capital Partners(5)            55,000                   10,000                45,000
      Jeffrey P. Grasso (6)                   50,000                   50,000                    --                 *
      Ladenburg Thalmann & Co.(7)            200,000                  200,000                    --                 *
        Total Common  Stock.               7,358,333                7,025,000               333,333




         * Less than one percent (1%).



(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution" On page 26.




(2) The number of shares being offered in this prospectus represent the good faith estimate of the maximum number of shares being registered for re-sale with the shares issued to Crescent International in connection with our private placements of shares of our common stock which were consummated on February 19, 2001 and April 9, 2001, respectively. The shares of our common stock being offered on behalf of Crescent International consist of:

     - 865,428 shares of common stock previously issued to and purchased by Crescent International, consisting of:


          - 500,000 shares of our common stock issued to and purchased by Crescent International on February 19, 2001 pursuant to a subscription agreement between us and Crescent International, and


          - 365,428 shares of our common stock issued to and purchased by Crescent International on April 9, 2001 pursuant to a securities purchase agreement between us and Crescent International.


     - up to 4,000,000 shares of our common stock issuable to Crescent International upon conversion of our convertible note issued to Crescent International on April 9, 2001 pursuant to a securities purchase agreement, assuming a minimum conversion price of $0.50 per share;


          - Crescent International may convert the note in whole or in part at a conversion price equal to the lower of $0.8645 and 94% of the average of the lowest three consecutive bid prices for our common stock for the 22 trading day period preceding a conversion date.


     - 877,026 shares of our common stock issuable upon exercise of an incentive warrant, exercisable at $1.0221 per share, issued to Crescent International on April 9, 2001; and


     - up to 757,546 shares of our common stock issuable upon exercise of a protective warrant (which is exercisable only if the per share price of our common stock on the date the registration statement of which this prospectus is a part becomes effective is lower than $0.6841) issued to Crescent

     International.



For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of common stock sold to Crescent International in connection with private placements which were consummated on February 19, 2001 and April 9, 2001, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act of 1933, as amended.



(3) The number of shares being offered in this prospectus represent the maximum number of shares registered for resale in connection with the shares issued to and purchased by Roberto Garza with our private placement of shares of our common stock consummated in February 19, 2001, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act of 1933, as amended.



(4) The number of shares being offered in this prospectus represent the maximum number of shares to be issued to J.P. Carey Securities in connection with its exercise of outstanding warrants having an exercise price of $1.20 per share. For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of our common stock issuable to J.P. Carey Securities in connection with its exercise of the warrants having an exercise price of $1.20 per share, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act of 1933, as amended. J.P. Carey Securities holds a warrant to purchase 288,333 additional shares of our common stock; such shares issuable upon exercise of such warrant are not being registered for resale in the registration statement of which this prospectus is a part.



(5) The number of shares being offered in this prospectus represent the maximum number of shares to be issued to Avondale Capital Partners in connection with its exercise of outstanding warrants having an exercise price of $1.20 per share. For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of our common stock issuable to Avondale Capital Partners in connection with its exercise of the warrants having an exercise price of $1.20 per share, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act of 1933, as amended. Avondale Capital Partners holds a warrant to purchase 45,000 additional shares of our common stock; such shares issuable upon exercise of such warrant are not being registered for resale in the registration statement of which this prospectus is a part.



(6) The number of shares being offered in this prospectus represent the maximum number of shares to be issued to Jeffrey P. Grasso in connection with his exercise of outstanding warrants having an exercise price of $0.77 per share. For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of our common stock issuable to Jeffrey P. Grasso in connection with their exercise of the warrants having an exercise price of $0.77 per share, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act of 1933, as amended.



(7) The number of shares being offered in this prospectus represent the maximum number of shares to be issued to Ladenburg Thalmann in connection with its exercise of outstanding warrants having an exercise price of $1.00 per share. For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of our common stock issuable to Ladenburg Thalmann in connection with its exercise of the warrants having an exercise price of $1.00 per share, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act of 1933, as amended. Ladenburg Thalmann is a "market maker" in securities of GlobalNet. As such, Ladenburg Thalmann has clients whose accounts may from time to time hold shares of our common stock. For purposes of this prospectus, any references to beneficial ownership percentages specifically do not include the accounts of any such clients of Ladenburg Thalmann or shares of our common stock which Ladenburg Thalmann may hold in its trading account.



         Crescent International has informed us that it has no immediate plans to sell shares of our common stock, but will evaluate market conditions, and any decision as to whether to sell shares of our common stock, and how many shares Crescent International may sell, will be based upon relevant facts, circumstances and market conditions existing at the time of the decision.



         None of the other selling securityholders have informed us of their current plans with respect to the disposition of shares of our common stock that they currently own and which are covered by this prospectus.



Maximum Number of Shares Issuable to Crescent International



         Under the terms of our securities purchase agreement with Crescent International, the number of shares to be purchased by Crescent International or to be obtained upon exercise of warrants or conversion of the convertible note held by Crescent International cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent International, would result in Crescent International owning more than 9.9% of our outstanding common stock at any given point of time.



Selling Securityholders Who are Registered Broker-Dealers



         J.P. Carey Securities and Ladenburg Thalmann each are registered broker dealers and, with respect to the shares of our common stock which they may sell pursuant to this prospectus, each may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended.


                      DESCRIPTION OF GLOBALNET COMMON STOCK


         The following summary of our common stock is subject in all respects to applicable Nevada law, our amended articles of incorporation and our by-laws. See "Where You Can Find More Information" on page 3.

General


         As of April 27, 2001, the authorized capital stock of GlobalNet, Inc. was 100,000,000 shares. Those shares consisted solely of common stock, par value of $.001 per share, of which 32,230,878 shares were outstanding.


Transfer Agent and Registrar






         Stocktrans Inc., 44 West Lancaster Avenue, Ardmore, PA 19003 is the transfer agent and registrar of our common stock.



Board of Directors



          Our amended articles of incorporation and our by-laws provide that the total number of directors will be not less than one and no more than fifteen as determined by our board from time to time. Our board has established the total number of directors as eleven. On April 4, 2001, Myron Gushlak tendered his resignation from the board thereby leaving a vacancy on the board. At this time, the Company has no immediate plans to fill Mr. Gushlak's vacant Board seat. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. Our amended articles of incorporation and by-laws do not provide for cumulative voting in the election of directors.



Dividends



         We have never declared or paid any cash dividends on our common stock. We presently intend to retain all future earnings for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.



Nevada Anti-Takeover Laws



         We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in control or management of us.



         Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:


     - any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder,


     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having (i) an aggregate market value equal to 5% or 34 more of the aggregate market value of the corporation's assets, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation,


     - any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation,


     - the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,"


     - certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or
     - the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.



         A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of the shares that caused the interested stockholder to become an interested stockholder was approved by the board of directors before the interested stockholder acquired those shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Company's Certificate of Incorporation are met and either



     - (i) the board of directors of the corporation approves, prior to the person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became one or



     - the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.



     The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our Certificate of Incorporation does not exclude us from the restrictions imposed by the above provisions.



     Nevada's "Control Share Acquisition Statute," Sections 78.378 through
78.3793 of the Nevada Revised Statutes, prohibits an acquirer, in particular circumstances, from exercising voting rights of shares of a target corporation's stock after crossing specific threshold ownership percentages, except those voting rights that are granted by the target corporation's stockholders.



Securities and Exchange Commission on Indemnification






         Our by-laws provide for a broad right for indemnification for any person who is or was involved in any manner in any threatened, pending, or completed investigation, claim, action, suit, or proceeding by reason of the fact that the person had agreed to become a director, officer, employee, or agent of our company.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.



Voting Rights

         Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions, on the NASDAQ Small Cap Market or on such other market on which the common stock may from time to time be trading:


          -    in privately-negotiated transactions;



          -    through the writing of options on the shares; or



          -    any combination thereof.



         The sale price to the public may be:




          -    the market price prevailing at the time of sale;



          -    a price related to such prevailing market price;



          -    at negotiated prices; or



          - such other price as the selling stockholders determine from time to time.


The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.


         Crescent International has informed us that if and when it disposes of the common stock it has received and may receive Its Current Intention Is That, upon exercise of the warrants, on conversion of the convertible note, and pursuant to the securities purchase agreement it will dispose of such common stock, in open market transactions through a U.S. registered broker-dealer.


         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.


         Crescent International is contractually restricted from engaging in short sales of our common stock and has informed us that it does not intend to engage in short sales and other stabilizations activities.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.


         J.P. Carey Securities and Ladenburg Thalmann are registered broker-dealers and may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. In this case, any commissions received by these broker-dealers and any profit on the resale of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.



         Ladenburg Thalmann is a market maker of the Company's common stock. Under certain circumstances, applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M may preclude Ladenburg Thalmann from making a market in any of the Company's securities for up to nine days prior to the sale of the shares by Ladenburg Thalmann pursuant to this prospectus and continuing until it has completed the distribution of securities. The cessation of market making activities by Ladenburg Thalmann may have a material adverse effect on the market, including price, for our common stock.



         We have agreed to indemnify the selling stockholders in connection with the private placements on February 19, 2001 and April 9, 2001, respectively, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.


        We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. Other expenses incident to the offering and sale of our common stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of our common stock will be passed upon for us by Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166.

                                     EXPERTS


         The GlobalNet, Inc. consolidated financial statements included in the December 31, 2000 Annual Report on Form 10-K of GlobalNet, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================


                                7,025,000 SHARES


                                 GLOBALNET, INC.

                                  COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)
                                 ---------------

                                   PROSPECTUS
                                 ---------------

                                __________, 2001

================================================================================

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by GlobalNet, Inc. in connection with the offering described in this Registration Statement are as follows:



                   Registration fee.............      2,195.32
                   Legal fees and expenses......     25,000.00
                   Accounting fees and expenses.     10,000.00
                   Printing and duplicating
                   expenses.....................     35,000.00
                   Miscellaneous expenses.......      1,500.00
                                                     =========
                   Total........................


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 78.751 of Chapter 78 of the Nevada Revised Statutes and
Article 15 of our articles of incorporation contain provisions for indemnification of our officers, directors, employees and agents. The articles of incorporation require us to indemnify such persons to the full extent permitted by Nevada law. The indemnification provisions of the Nevada General Corporation Law require indemnification of a director who has been successful on the merits or otherwise in defense of any action to which such person was a party because such person is or was a director of the corporation. We will indemnify each such person in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interest. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

          Our articles of incorporation and bylaws also provide that our board of directors may cause us to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We presently have directors' and officers' liability insurance in effect.

         We carry policies of insurance which cover the our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnification of directors and officers in accordance with our articles of incorporation.

ITEM 16. EXHIBITS.


                       3.1 Articles of Incorporation, as amended (Incorporated by reference as Exhibit 3.1 to Registrant's Form 10SB/A filed with the Commission on October 18, 1999 and as amended by Exhibit A to Registrant's
                            Schedule 14C filed with the Commission on May 30,
                            2000)






                       3.2 By-Laws (Incorporated by reference as Exhibit 3.2 to Registrant's Form 10SB/A filed with the Commission on October 18, 1999)



                       5.1 Opinion of Greenberg Traurig, LLP as to legality of securities being offered***



                      10.1  Form of Registration Rights Agreement**



                      10.2  Form of Warrant**



                      10.3 Registration Rights Agreement, dated April 9 2001, by and between GlobalNet and Crescent International, Ltd. (Incorporated herein by reference as Exhibit
                            99.2 to Registrant's Form 8-K dated April 9, 2001 and filed with the Commission on April 13, 2001)

                      10.4 Protective Warrant, dated April 9, 2001, by and between GlobalNet and Crescent International, Ltd. (Incorporated herein by reference as Exhibit 99.5 to Registrant's Form 8-K dated April 9, 2001 and filed with the Commission on April 13, 2001)



                      10.5 Convertible Note, dated April 9, 2001, issued to Crescent International, Ltd. (Incorporated herein by reference as Exhibit 99.3 to Registrant's Form 8-K dated April 9, 2001 and filed with the Commission on April 13, 2001)



                      10.6 Incentive Warrant, dated April 9, 2001, by and between GlobalNet and Crescent International, Ltd. (Incorporated herein by reference as Exhibit 99.4 to Registrant's Form 8-K dated April 9, 2001 and filed with the Commission on April 13, 2001)



                      10.7 Securities Purchase Agreement, dated April 9, 2001, by and between GlobalNet and Crescent International, Ltd. (Incorporated herein by reference as Exhibit
                            99.1 to Registrant's Form 8-K dated April 9, 2001 and filed with the Commission on April 13, 2001)



                      10.8 Warrant dated April 4, 2001 issued to Ladenburg Thalmann & Co.*



                      23.1  Consent of KPMG LLP*



                      23.2  Consent of Greenberg Traurig, LLP (contained in
                            Exhibit 5.1)***



                      24.1  Powers of Attorney (included on pages II-4 hereof)**





* FILED HEREWITH.


** PREVIOUSLY FILED.



*** TO BE FILED BY AMENDMENT.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on April 30, 2001.





                                 GLOBALNET, INC.
                                 By:/s/ Robert J. Donahue
                                 Name:  Robert J. Donahue
                                 Title:  Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                              TITLE                         DATE
 /s/ Robert J. Donahue      Chairman and Chief Executive Officer          April 30, 2001
 ---------------------
 Robert J. Donahue


 /s/ Daniel M. Wickersham   President (Principal Executive Officer)       April 30, 2001
 ------------------------
 Daniel M. Wickersham


 /s/ Pere Valles            Chief Financial Officer (Principal            April 30, 2001
 ---------------            Accounting and Financial Officer)
 Pere Valles


 /s/ Colum P. Donahue       Chief Operating Officer                       April 30, 2001
 --------------------
 Colum P. Donahue


 /s/ Carmine F. Adimando    Director                                      April 30, 2001
 -----------------------
 Carmine F. Adimando


                            Director                                      April 30, 2001
 ------------------
 Robert H. Kohn

 /s/ Jonathan S. Greenhill  Director                                      April 30, 2001
 -------------------------
 Jonathan S. Greenhill


 /s/ Paul Fritz             Director                                      April 30, 2001
 --------------
 Paul Fritz


 /s/ Richard E. Wilson      Director                                      April 30, 2001
 ---------------------
 Richard E. Wilson


                            Director                                      April 30, 2001
 -----------------------
 Philip R. Zimmerman